EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
January 25, 2005

For more information, please contact:
Hugh W. Mohler, Chairman & CEO                                     410-427-3707
Mark A. Semanie, Executive Vice President & CFO                    410-427-3715

                 BAY NATIONAL CORPORATION ANNOUNCES RECORD 2004
           Q4 EARNINGS PER SHARE OF $.16, UP 129% FROM THE PRIOR YEAR

(BALTIMORE, Maryland--January 25, 2005) Bay National Corporation (OTCBB:BANI), the bank holding company for Bay National Bank, today reported record net income per common share of 16 cents for the fourth quarter of 2004, an increase of 129% from 7 cents per share earned in the year ago quarter. Net income for the three months ended December 31, 2004 increased 147% to $324,000 from $131,000 earned in the fourth quarter of last year.

For the year ended December 31, 2004, net income per common share was a record 41 cents. For 2004, net income of $802,000 also set a new high compared to $8,000 earned in 2003. "We are extremely pleased with the record results achieved during 2004," said Hugh W. Mohler, Chairman & CEO. "Our performance exceeded expectations and was the product of double-digit, quarter-to-quarter growth in our core businesses of lending and deposit-gathering throughout 2004 and the successful implementation of our strategic plan."

As of December 31, 2004, Bay National's assets totaled $170.8 million, a 39.6% increase over the prior year's total of $122.3 million. Net loans surpassed $139 million at December 31, 2004, an increase of 39.4% from the same period in 2003. Deposits rose 41.8% over the previous year to a record $153.9 million. Core deposits, which management categorizes as all deposits other than national market certificates of deposit and three accounts with highly variable balances, increased 45.9% closing the year at $113.4 million as compared to $77.7 million one year ago. Core deposits are closely monitored by management because they consider such deposits a relatively stable source of funding and reflective of the growth of commercial and consumer depository relationships.

Net interest margin increased for the fifth consecutive quarter, the result of a rising interest rate environment combined with robust growth in credit relationships and significant increases in our core deposit base. Continued strength in the quality of our loan portfolio resulted in the absence of non-accruing loans at year-end 2004. Net charge-

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offs for 2004 totaled $16,000. Mr. Mohler added, "We take great pride in the quality and management of our loan portfolio."

Bay National Corporation has two full-service banking offices--Baltimore and Salisbury, Maryland. It focuses on filling the void created by the persistent and unprecedented bank merger and acquisition activity. The bank's niche is small to middle-market businesses, professional service firms, entrepreneurs, nonprofit organizations and successful individuals. It offers a complete range of commercial, private, cash management, retail and mortgage banking services delivered with a high degree of respect and integrity.

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Such statements, regarding Bay National Corporation's anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values; as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.


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


SELECTED UNAUDITED FINANCIAL DATA
AS OF DECEMBER 31, 2004 and 2003
(dollars in thousands, except per share data)

                                                                                          2004             2003
                                                                                          ----             ----
Total assets                                                                       $     170,763     $    122,328
Cash and due from banks                                                                    1,403              573
Federal funds sold and other overnight investments                                        16,709           17,487
Loans held for sale                                                                        9,613              924
Investment securities available for sale                                                   1,544            1,548
Other equity securities                                                                      556              481
Loans, net                                                                               139,603          100,125
Deposits                                                                                 153,927          108,531
Short-term borrowings                                                                      1,381            1,222
Note payable                                                                               1,250           -
Stockholders' equity                                                                      13,419           12,066

Common shares outstanding                                                              1,917,710        1,862,710
Book value per share                                                               $        7.00     $       6.48
Ratio of interest earning assets to interest
     bearing liabilities                                                                  124.95%          127.61%
Stockholders' equity as a percentage of assets                                              7.86%            9.86%

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


SELECTED UNAUDITED FINANCIAL RATIOS
FOR TWELVE MONTHS ENDED DECEMBER 31, 2004 and 2003

Weighted average yield/rate on:                                                             2004           2003
                                                                                            ----           ----
Loans                                                                                       5.89%          5.98%
Investments and interest bearing cash balances                                              1.11%           .80%
Deposits, short-term borrowings and note payable                                            2.17%          2.26%
Net interest spread                                                                         3.14%          2.81%
Net interest margin                                                                         3.60%          3.29%

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

SELECTED UNAUDITED OPERATIONAL DATA FOR THE PERIODS ENDED DECEMBER 31, 2004 and 2003 (dollars in thousands, except per share data)

                                                         Three Months Ended                  Year Ended
                                                         ------------------                  ----------
                                                            December 31                     December 31
                                                            -----------                     -----------
                                                        2004            2003           2004              2003
                                                        ----            ----           ----              ----
Interest income                                    $       2,311    $      1,511  $        7,624     $      5,520
Interest expense                                             726             489           2,464            1,937
Net interest income                                        1,585           1,022           5,160            3,583
Provision for credit losses                                  209              59             560              415
Net interest income after provision for credit             1,376             963           4,600            3,168
     losses
Non-interest income                                          137             128             539              625
Non-interest expenses                                      1,189             960           4,337            3,785
Income before income taxes                                   324             131             802                8
Income taxes                                             -                -              -                 -
Net income                                         $         324    $        131  $          802     $          8

PER COMMON SHARE
Basic net income per share                         $         .17    $        .07  $          .43     $        .00
Diluted net income per share                       $         .16    $        .07  $          .41     $        .00
Average shares outstanding (Basic)                     1,913,906       1,862,710       1,877,929        1,660,348
Average shares outstanding (Diluted)                   1,965,327       1,893,927       1,936,693        1,682,905

STOCK PRICE
     High                                          $       13.25    $      10,15  $        14.00     $      11.00
     Low                                           $       10.50    $       9.50  $        10.00     $       8.05
     Close                                         $       13.25    $      10.10  $        13.25     $      10.10

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

SUPPLEMENTAL INFORMATION:

                                                                                   December 31,    December 31,
Reconciliation of total deposits to core deposits:                                     2004             2003
                                                                                     -------           ------
Total deposits                                                                    $      153,927  $       108,531
National market certificates of deposit                                                  (28,909)         (25,039)
Variable balance accounts (3 customers)                                                  (11,606)          (5,750)

                                                                                   --------------  ---------------
Core deposits                                                                     $      113,412  $        77,742
                                                                                   ==============  ===============
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